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                                                                    Exhibit 23.3


(CHEN&CO.LAWFIRM LETTERHEAD)


March 3, 2008

Canadian Solar Inc.
No. 199 Lushan Road
Suzhou New District
Suzhou, Jiangsu 215129
People's Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption "Enforceability of Civil Liabilities" in the prospectus included in the registration statement on Form F-3, originally filed by Canadian Solar Inc. on March 3, 2008, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.



Sincerely yours,

/s/ Chen & Co. Law Firm
Chen & Co. Law Firm